Exhibit (a)(49)

To Fellow HEI Shareholders and the HEI Community:

With the August 4th special meeting of HEI shareholders at hand, I am writing to thank you for your patience and your interest in what we believe will be a turning point for HEI, Inc.

CREATING OPPORTUNITIES We believe the true potential of HEI has barely been tapped. We also believe that a change in leadership is needed to reinvigorate the company so it can reach this potential. There are unlimited opportunities for those who seek them and then seize them as they come into view.

The incumbent directors act as if the company's growth is tied exclusively to the needs of existing customers. They are satisfied with an operation that lives "contract-to-contract," and they shrink from the idea that a company can and must create its own opportunities for growth. It is time to think outside of these confines at HEI. Our group thrives on creating opportunities where none existed and seeing opportunities where none were apparent.

CREATING JOBS The Victoria, Minnesota facility will be the anchor and technology hub of our plan for expansion and aggressive growth. We believe the intensely competitive nature of HEI's business dictates that it become one of the most efficient producers of contract microelectronic components in the world. To that end, our group will find ways to use the full capacity of the Victoria facility. We will create new jobs in Minnesota.

On this subject, please don't be taken in by the incumbent Board's condescending rhetoric about their leadership and commitment. The lack of growth at HEI in recent years has meant a lack of growth in jobs. Over the last five fiscal years, the number of employees at the company has actually dropped from 143 to 120. We will find a way to reverse this trend.

CREATING VALUE Our group will have a singular focus on earnings growth. We view this as the basic source of shareholder value. Neither asset growth alone nor the volatile, and indeed declining, profitability HEI has experienced in the past will continue to be good enough. HEI can no longer afford complacent directors who, astonishingly, have boasted about the company's performance despite a dramatic decline in earnings recently and a lack of growth over the last five years. We see a window of opportunity to initiate growth now and believe we have the vision and determination to make it happen.

Give us a chance to make all of this happen at HEI. Your vote can make the difference.

                                               Sincerely,

                                               Anthony J. Fant
                                               July 30, 1998

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                                               July 30, 1998